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EXHIBIT 99.3

LIBERATE TECHNOLOGIES

CORPORATE GOVERNANCE COMMITTEE CHARTER

I.    ORGANIZATION

        The Corporate Governance Committee will consist of at least two independent directors elected by the Board. A chairperson shall be designated by the Committee, who shall be the lead independent director. "Independent director" under this Charter will have the same definition that appears in the Nasdaq Marketplace Rules or its successor publication.

II.    RESPONSIBILITIES

        The Committee Chairman shall be the Board's Lead Independent Director and shall have the authority to add items to the agenda for any Board meeting and the authority under Liberate's Bylaws to call Special Meetings of the Board.

        The Committee's responsibilities shall be to:

        A.    Identify potential candidates for membership on the Board.

        B.    Gather information on such candidates and conduct interviews and meetings with such candidates or their references.

        C.    Make recommendations to the Board regarding candidates for membership on the Board.

        D.    Make recommendations to the Board regarding overall Board composition and makeup, with a goal of having a majority of independent directors on the Board.

        E.    Perform such other functions as may be necessary or convenient in order to discharge the foregoing.

        F.    Make recommendations and assist the Board in succession planning for executive officers.

        G.    Oversee compliance with Liberate's Legal Compliance Guidelines and the performance of the Compliance Committee (created by the Board and consisting of Liberate management) in maintaining and updating the Legal Compliance Guidelines and monitoring compliance with them.

        H.    Conduct annual evaluations of Board performance.

        I.    Make this Charter public in filings with the Securities and Exchange Commission.

        J.    Undertake such other matters as shall be requested from time to time by the Board.

III.  MEETINGS

        The Committee shall hold meetings as and when the Committee deems it appropriate to do so and may take action by unanimous written consent.

IV.  MINUTES

        Minutes shall be kept of each meeting of the Committee and will be provided to each member of the Board upon request. Any action of the Committee shall be subject to revision, modification, or rescission by the Board.

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  EXHIBIT 99.3
LIBERATE TECHNOLOGIES CORPORATE GOVERNANCE COMMITTEE CHARTER